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                        PHYSICIANS CARE FOR CONNECTICUT, INC.
                               ACUTE HOSPITAL AGREEMENT

    This Agreement is between PHYSICIANS CARE FOR CONNECTICUT, INC. ("Physicians Care"), a Connecticut corporation, licensed as a health maintenance organization (HMO) under the laws of the State of Connecticut, and _________________________________ ("the Hospital"), a
facility duly licensed under the laws of the State of Connecticut.


WHEREAS, Physicians Care desires to purchase, on behalf of Physicians Care Members, certain inpatient and outpatient hospital services
[and hospital-based professional services]; and

WHEREAS, the HOSPITAL desires to contract with Physicians Care to provide such services to Members.

NOW THEREFORE, Physicians Care and the HOSPITAL agree as follows:

1.0 DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

    1.1 Covered Services: The medical services and benefits for which a Member is eligible under the applicable Subscriber Agreement. Except as specifically stated in the applicable Subscriber Agreement, only (i) services that are Medically Necessary and provided or authorized by a Member's Primary Care Physician or (ii) Emergency Services, are Covered Services. The terms used herein shall have the same meaning in this Agreement as those specified in the applicable Subscriber Agreement unless there is a conflict, in which case the Subscriber Agreement shall control.

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    1.2  Emergency Services:  Health care services required in the event of the sudden onset of a condition that requires immediate medical or surgical care to prevent death or permanent impairment of the Member's health, or where taking the time to call his or her Primary Care Physician might place the Member's life in danger. Heart attack, stroke, poisoning, loss of consciousness or convulsions are examples.

    1.3 Inpatient Hospital Services: All hospital services, including ancillary services (but not including separately billed professional services) associated with inpatient care.

    1.4 Medicaid: A program under which Physicians Care membership is provided to persons eligible for Medicaid benefits in return for periodic payments to Physicians Care by the Connecticut Medicaid agency.

    1.5 Medically Necessary: Those medical services that are essential for the treatment of a Member's medical condition and are in accordance with generally accepted medical practice.

    1.6 Medicare Risk Program: A program under which Physicians Care membership is provided to Medicare-eligible beneficiaries in return for

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    prospective payments to Physicians Care by the Health Care Financing
    Administration and/or the enrolled member.

    1.7 Medicare Supplement Program: A program under which Physicians Care membership is provided to Medicare-eligible beneficiaries. Medicare is the primary payor, and Physicians Care is financially responsible for supplemental coverage in accordance with the Medicare Supplement Program Agreement.

    1.8 Member: A Member means a person entitled to receive medical and hospital services and/or financing of such services through Physicians Care pursuant to the terms of an effective and applicable Subscriber Agreement. For purposes of this Agreement, a Member includes any person for whom Physicians Care is legally obligated to provide, arrange to provide and/or underwrite health care or administrative services.

    1.9 Outpatient Hospital Services: All hospital services provided on an ambulatory basis, including, but not limited to emergency room services, surgical day care and outpatient ambulatory procedures, but not including separately billed professional services.

    1.10 Physicians Care Administrative Manual ("Manual"): This Agreement incorporates by reference, as fully set forth herein, the Manual in effect on the date hereof

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    and as modified by Physicians Care in its sole discretion.  The Manual includes, but is not limited to, claims submission procedures, discharge planning procedures, and Hospital recredentialing criteria. Hospital acknowledges receipt of the Manual. In the event of conflict between the Manual and this Agreement, this Agreement shall control.

    1.11 Physicians Care Physician: A physician who maintains a contractual relationship with Physicians Care to provide or arrange to provide comprehensive health care services to Members.

    1.12 Primary Care Physician: A specialist in internal medicine, family practice, or pediatrics who is under contract with Physicians Care to provide and authorize a Member's care.

    1.13 Self-Funded Employer (Self-Insured Employer): An Employer that contracts with Physicians Care for the provision or arrangement of managed care medical services and other related administrative services for its eligible employees, dependents and/or retirees whereby the Employer assumes financial risk for claims incurred by those participants.

    1.14 Subscriber Agreement(s): The contract(s) under which Physicians Care is legally required to provide Covered Services to a Member. Physicians Care shall provide the Hospital with copies of Subscriber Agreements upon written request.

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2.0 HOSPITAL SERVICES AND AUTHORIZATION REQUIREMENTS


    2.1 The Hospital will provide Members with Covered Services to the extent customarily provided by the Hospital. If the Hospital plans to modify or delete services that are usually and customarily provided, or add services for its patients not in effect as of the effective date of this contract, the Hospital will provide prior written notice to Physicians Care of such changes.

    Priority and access to services for Members will be determined on the same basis as for other patients, according to the severity of medical need and availability of accommodations. The Hospital agrees to provide Covered Services to Members in accordance with generally accepted standards of patient care. The Hospital will provide the same quality of care to Members as it provides to its other patients.

    2.2 In the event that a Member requires Emergency Services, the Hospital will provide or arrange for such services and will notify Physicians Care as soon as practical (but no longer than the later of twelve (12) hours or the next business day) following the provision of Emergency Services to permit Physicians Care to notify the applicable Primary Care Physician to coordinate further delivery of care. Whenever Emergency Services are provided or arranged, the Hospital shall furnish Physicians Care with information on care provided and patient status. The Hospital shall also notify and provide Physicians Care with the status and likely disposition of any patients being cared for by the Hospital's Emergency Room.

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    2.3  In the event that admission is deemed necessary following the provision of Emergency Services, Physicians Care authorization must be obtained for the admission. This authorization is separate from the notification for Emergency Services and must be obtained prior to admitting the patient, unless the delay would endanger the patient. If patient condition does not permit prior authorization of admission, the Hospital must contact Physicians Care within twelve (12) hours of the admission or the next business day to obtain authorization. The notification to Physicians Care in and of itself does not constitute authorization.

    2.4 In the event that follow-up services, but not an admission, are believed to be necessary by the Hospital or its physicians following the provision of Emergency Services, Physicians Care authorization must be obtained. This authorization is separate from the notification for Emergency Services and must be obtained prior to treating the patient for follow-up care.

 3.0 HOSPITAL FINANCIAL RESPONSIBILITIES

    3.1 In the event that the Hospital provides or arranges for Services to a Member, (except a Point of Service Plan Member receiving Out-of-Network Services), without Physicians Care authorization and not otherwise constituting Emergency Services as defined in this Agreement, the Hospital must seek payment from such Member or other responsible party, and Physicians Care shall not be responsible for payment for such

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    services.  In the event of admission following Emergency Services,
    Physicians Care will not be responsible for payment of unauthorized days if the notification procedures outlined in Section 2.2 were not followed. Under these circumstances, the Hospital cannot bill the Member for payment of these services.

    3.2  The Hospital shall submit claims to Physicians Care within ninety
    (90) days from the date of service; however, claims may be submitted later than ninety (90) days but not more than one (1) year from the date of service, if accompanied by documentation indicating good cause for late filing. Physicians Care shall determine good cause in its sole discretion and shall not be obligated to pay claims submitted more than ninety (90) days from date of service without good cause for delay or claims submitted more than one (1) year from the date of service. The Member may not be billed for such services. Claims shall be submitted in accordance with the procedures and requirements set forth in the Manual. This includes the requirement that all claims shall be submitted on an UB-82 or UB-92 form, with all appropriate ICD-9 and CPT codes.

    3.3 Except as specifically set forth herein, the Hospital will look solely to Physicians Care for payment for Covered Services provided to Members. The Hospital will not assert any claim or demand on Members or employers of Members (except for Self-Funded Employers in accordance with Section 4.10 of this Agreement), for

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    compensation for Covered Services, whether or not payment has actually been received from Physicians Care.

    3.4 When rendering Covered Services, the Hospital may collect and retain from Members, at the same time services are provided, any applicable copayment or deductible as set forth in the applicable Subscriber Agreement. Payments to the Hospital shall be net of any applicable copayments or deductibles payable by Members for Covered Services, whether or not the Hospital collects such payment.

    3.5 Physicians Care will be responsible for payment for Covered Services if the patient is an active Member and eligible for such service on the date of treatment. Physicians Care reserves the right to deny or recover payment if after receipt of a claim it is determined that the patient was not a Member on the date of service. The Hospital may bill the patient or his or her insurance carrier directly for those non-reimbursed services furnished to the patient. [Retroactive termination policy]

    3.6  The Hospital may bill a Member for services furnished to a Member if
    (1) the services were not authorized by a Physicians Care Physician (except Emergency Services), (2) the services were not Covered Services and the Member was advised that the services were not Covered Services prior to their provision, or (3) the Member did not identify himself or herself as a Member.

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    3.7  Physicians Care assesses the appropriateness of inpatient care using clinically recognized criteria, such as the Managed Care Appropriateness Protocol (MCAP). If through its utilization management program, Physicians Care determines that any portion of a hospital stay is not Medically Necessary, Physicians Care, at its discretion, will not be financially responsible for said portion of the hospital stay.

    3.8 The Hospital agrees that, in the event of the insolvency or bankruptcy of Physicians Care, the Hospital shall not seek payment from Members who have received Covered Services pursuant to this Agreement whether or not payment has actually been received for such services, and whether or not this Agreement remains in effect. The Hospital's sole redress shall be against the assets of Physicians Care as applicable under this Agreement. In the event of insolvency on the part of Physicians Care, the Hospital agrees to continue to provide services to a Member who is an inpatient until the Member is discharged based on medical appropriateness.

4.0 RATES AND PAYORS' FINANCIAL RESPONSIBILITIES

    4.1 Physicians Care will pay the Hospital for authorized Inpatient Services and Outpatient Services, and the Hospital shall accept from Physicians Care in full and final satisfaction for all Hospital Inpatient Services and Outpatient Services rendered hereunder, fees and charges as specified in Exhibit A, which is by reference expressly incorporated herein.

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    4.2  Pre-Admission Testing: The cost of any diagnostic, consultative or other services related to an inpatient admission performed by the Hospital, or by a wholly-owned or controlled subsidiary or affiliate of the Hospital, within seven (7) days immediately preceding the admission shall be included in the Inpatient Services rates of payment.

    4.3 If Physicians Care and the Hospital have not reached agreement on rates for Medicare Risk Program Members, Physicians Care may pay the Hospital for Inpatient Services at the then applicable Medicare DRG rates of payment in accordance with Section 4012 of the Omnibus Budget Reconciliation Act of 1987 in full satisfaction of its obligations hereunder.

    4.4 For Covered Services provided to Medicare Supplement Program Members who are covered by Medicare or Physicians Care, as applicable, Physicians Care shall reimburse the Hospital solely for the Medicare copayment and deductible that would be payable by the Medicare enrollee for such care (or the full contract rate, if lower). For any Covered Services that Medicare does not cover, the Hospital shall be reimbursed at the contract rates, as set in Exhibit A.

    4.5 Physicians Care may pay the Hospital for Covered Services for Connecticut Medicaid Members at the rates that the Hospital has contracted with the Connecticut Medicaid agency for such services.

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    4.6  All rates of payment, as listed in Exhibit A, are applicable to all
    Member, except as otherwise indicated.

    4.7 For hospitals licensed in Connecticut, all rates of payment, as listed in Exhibit A, are inclusive of any free care surcharge as may be required to be itemized on Hospital bills to payors in accordance with any state law regarding uncompensated or free care pool. If the Connecticut Medicaid agency regulations or other legal mandates prohibit the inclusion of any uncompensated or free care surcharge in the rates of payment listed above, then those rates will be reduced by the amount of the uncompensated or free care surcharge.

    For hospitals licensed out of state, all rates of payment, as listed in Exhibit A, are inclusive of any surcharges, taxes, or similar fees required to be itemized or otherwise incorporated into or added onto Hospital bills to payers in accordance with laws that may be enacted in the provider hospital's state.

    4.8 Hospital agrees to accept payments for Inpatient and Outpatient Services according to the guidelines as specified in the Manual. Physicians Care will pay the lower of billed charges or the rate set forth in Exhibit A. Physicians Care may revise the outpatient Physicians Care Fee Schedule(s) from time to time in accordance with industry practice, including but not limited to such revisions as the addition or deletion of procedural codes.

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    4.9  Notwithstanding any other provisions of Section 3 or 4 of this
    Agreement, Physicians Care shall not be liable under this Agreement for payment of Covered Services that are the financial responsibility of a Self-Funded Employer. The Hospital shall look to the responsible Self-Funded Employer for payment for any non-reimbursed Covered Services.

    4.10 Physicians Care's may engage a third-party auditing firm to verify the accuracy of Hospital claims. The Hospital shall cooperate with Physicians Care and its auditor under the procedures as set forth in the Manual. For DRG-based reimbursement, Physicians Care reserves the right to validate inpatient claim information (including diagnosis procedure code) used to determine DRG assignment by Physicians Care, and to adjust payments to the Hospital based on corrections to claim information.


5.0 PAYMENT FOR MEMBERS ELIGIBLE FOR OTHER INSURANCE


    5.1 Hospital agrees to comply with generally accepted practices and procedures for coordination of benefits, and third party liability recovery and to assist Physicians Care with such programs. Hospital will collect information concerning duplicate coverage, workers compensation and personal injury liability at the time of admission, and provide such information to Physicians Care in a timely manner.

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    5.2  Hospital shall bill the primary payor directly, and provide
    Physicians Care with copies of all primary payor payments and outstanding claims. Physicians Care will pay the remaining balance for Covered Services provided to Members whose primary insurer is not Physicians Care after the primary payor's full liability has been determined (full liability equals the primary payor's payment plus the primary payor's contractual allowance). In no event will Physicians Care pay more than if it were the primary payor, and Physicians Care's secondary liability as payor shall be determined based on the rates set forth in Exhibit A. If Physicians Care makes payment to the Hospital and it is subsequently determined that Physicians Care is not the primary payor, the Hospital shall reimburse Physicians Care for such payments.

    5.3 Notwithstanding the above and in accordance with state regulation, Physicians Care shall not have liability, either as the primary or secondary payor, under this Agreement, unless the services are Covered Services under this Agreement and unless the Hospital has complied with all other terms of the Agreement.

6.0      PROFESSIONAL STAFF; PHYSICIAN CREDENTIALING AND RECREDENTIALING

    6.1 The Physicians Care Medical Director shall be responsible for representing Physicians Care Physicians in their relationship with the Hospital and will assume general oversight of Physicians Care's responsibility with respect to the provision of services pursuant to this Agreement. The Hospital agrees to consider applications from

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    qualified Physicians Care Physicians for appointment to the Hospital Staff and for delineation of privileges in accordance with the Bylaws, rules, regulations and policies of both the Hospital and its Medical Staff.

    6.2 A Physicians Care Physician who has been appointed to the Hospital medical staff under Section 6.1 shall have the opportunity to provide medical care to Members at the Hospital within the scope of any applicable privilege. Any professional services required with respect to any service or admission (such as consultation services) that cannot appropriately be delivered by a Physicians Care Physician who has been appointed to the Hospital staff may be provided by an appropriate physician on the Hospital staff according to the usual Hospital protocols and rules for referral and in accordance with any separate agreements which may exist between the Hospital physicians and Physicians Care for physician services.

    6.3 Each physician who is a member of the medical staff of the Hospital providing services under this Agreement shall maintain his or her status as a duly licensed physician under the laws of Connecticut and shall continue to be Board Certified or Board Eligible in their respective practicing specialty. Hospital agrees to provide Physicians Care, on written request, with a current list of staff physicians and their medical staff classifications.

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    6.4  Physicians Care may request credentialing and recredentialing information from the Hospital regarding Physicians Care Physicians (either current Physicians Care Physicians or physicians who have applied to become Physicians Care Physicians) who are on the medical staff of the Hospital. Pursuant to each physician's release and waiver, in accordance with the regulations of the Connecticut Board of Medicine and as supplied by Physicians Care, the Hospital shall provide written confirmation that the physicians in question have been credentialed by Hospital, and are members of the Hospital staff in good standing; and the Hospital shall provide a copy of each physician's application for medical licensure or renewal of medical licensure, whichever is most recent. The Hospital shall provide whatever additional information may be required in accordance with Board of Medicine regulations.

    To the extent the Hospital has knowledge, it shall immediately notify Physicians Care in the event that a Physicians Care Physician is censured or reprimanded by any health care facility (and such discipline is reportable to the Board of Medicine) or has his or her privileges at any health care facility suspended, revoked, restricted, made probationary, or otherwise diminished in any way, including resignation or nonrenewal, or is subject to any disciplinary action by the Board of Registration. Physicians Care shall be notified of any medical malpractice claim or potential medical malpractice claim against the Hospital or its physicians by any Physicians Care Member.

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7.0 REPORTING REQUIREMENTS; MEDICAL RECORDS

    7.1 The Hospital shall make available to Physicians Care the information specified in the Reporting Requirements section of the Manual, and shall comply with such procedures specified therein.

    7.2 Upon request, the Hospital agrees to provide Physicians Care with copies of Members' medical records, except where specific member consent is required by law. Physicians Care represents that patient consent for release of patient records has been obtained by Physicians Care as part of its enrollment process and the Member's acceptance of the Subscriber Agreement.

    7.3 During the term of this Agreement, and for a period of seven years thereafter, Hospital will allow Physicians Care to have access to their Members' medical records relating to services provided under this Agreement.

    7.4 In addition, upon reasonable request and at reasonable times, Physicians Care and the Hospital shall make available to the other for review and copying any additional records, patient charts, and other medical or billing documents or information as may be deemed relevant to any determination required by this Agreement, or as may be requested by Physicians Care for medical purposes, quality assurance or utilization review purposes, pursuant to any legal or regulatory

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    requirements.  All parties shall treat such information confidentially pursuant to Section 1 9.0 of this Agreement and in accordance with law.

    7.5 The Hospital will be reimbursed for copies of any documents requested pursuant to Section 7 of this Agreement at the rate of $ per page.

8.0 UTILIZATION MANAGEMENT/ CASE MANAGEMENT/ QUALITY ASSURANCE

    8.1 The Hospital shall cooperate with and assist Physicians Care in its case management/quality assurance and utilization management functions. The Hospital shall provide on-site privileges for Physicians Care's liaison nurses, continuing care nurses, patient care coordinators, and/or social workers upon Physicians Care's request, including unrestricted access to medical records, unrestricted access to Members and hospital staff, and authority to input into the Hospital medical record, when in accordance with the Bylaws of the Hospital. The Hospital shall allow Physicians Care's liaison nurses, continuing care nurses, patient care coordinators, and/or social workers work spare access including desk space, telephone access, spare for a computer terminal, and secure space for personal belongings.

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    8.2  The Hospital shall cooperate with Physicians Care in level-of-care decision-making and discharge planning in accordance with the discharge planning procedures outlined in the Manual. The final decision of level-of-care for purposes of determining reimbursement by Physicians Care shall be made by Physicians Care.

    8.3 The Hospital shall treat Physicians Care Members the same as any other Hospital patients in making available to such patients social services (e.g., assistance with Medicaid applications, family counseling, and advice and assistance in obtaining other non-medical post-discharge services and continuing care services.)

    8.4 The Hospital shall not exclude Members from its utilization management, quality assurance and discharge planning programs and will notify Physicians Care of Members referred to its Quality Assurance Review Committee.

9.0 HOSPITAL RECREDENTIALING PROGRAM

    9.1 The Hospital agrees to cooperate with and participate in any Physicians Care Recredentialing Requirements as set forth in the Manual. The Hospital agrees to provide the required information and documentation in a timely manner as specified in the Manual.

10.0     TERM AND TERMINATION

    10.1 This Agreement shall be effective as of ___________________________ and shall continue

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    in effect through ______________________________ (the "Term") and shall be automatically renewed under the same terms and conditions for successive one-year terms (each referred to as a "Renewal Term"), unless terminated upon written notice given at least ninety (90) days prior to the end of the Term.

    10.2 The Hospital fees for services to Physicians Care Members specified in Exhibit A shall be effective for the Term of this Agreement. Should the parties be unable to agree upon the schedule of fees and charges within ninety (90) days after the start of any Renewal Term, the Hospital will be reimbursed in accordance with the reimbursement schedule in effect on the last day of the Term, until a new reimbursement schedule is finalized or unless the Agreement is terminated as provided in Section 10.1.

    10.3 Physicians Care shall continue to pay for Covered Services provided to Members hospitalized at the time of termination of this Agreement in accordance with the terms and rates in effect on the date of termination and until there can be a medically appropriate discharge.

    10.4 This Agreement shall be terminated immediately upon receipt of notice of any of the following: 1) material breach, where the material breach is not resolved or cured within thirty (30) days of receipt of written notice of the alleged breach; 2) fraud and misrepresentation; 3) loss, limitation or suspension of the Hospital's license, JCAHO

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    accreditation, or qualification under Medicare or Medicaid; 4) where either party (i) makes a general assignment for the benefit of creditors,
    (ii) suffers or permits the appointment of a receiver for its business or assets, (iii) avails itself of, or becomes subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of the rights of creditors.

11.0     NOTICES

    All legal notices or other communications provided for or required by this Agreement shall be given by each party to the other parties in writing addressed to the parties as set forth below, or to such other addresses as each party may designate by written notice:

         To Hospital:

         To Physicians Care:

12.0     SEVERABILITY

    If any term, provision, covenant or condition of this Agreement is invalid, void or unenforceable, the rest of the Agreement shall remain in full force and effect. The validity or enforceability of any term or provision hereof shall in no way affect the validity or enforceability of any other term or provisions.

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13.0     INTEGRATION AND AMENDMENTS

    13.1 This Agreement (and its Exhibits and Appendices) contains the complete understanding and agreement between the parties and supersedes all representations, understandings or agreements prior to the execution hereof.

    13.2 No waiver, alteration, amendment or modification of this Agreement, (except to the Manual and except as otherwise noted), shall be valid unless in each instance a written memorandum specifically expressing such waiver, alteration, amendment or modification is made and subscribed by a duly authorized officer of the Hospital and a duly authorized officer of Physicians Care.

14.0     LIABILITY INSURANCE

    The Hospital shall procure and maintain professional liability insurance (medical malpractice) in the amount of at least $1,000,000/$3,000,000, and ensure that its physicians maintain such insurance for the duration of this Agreement. Physicians Care shall procure and maintain professional liability insurance (medical malpractice) in the amount of at least $1,000,000/$3,000,000, and the Hospital agrees to procure and maintain comprehensive general liability in an amount commensurate with industry standards. The parties shall immediately report to the other any lapse or modification in such coverage.

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15.0     USE OF NAME

    The Hospital agrees to designation as a participating Hospital in Physicians Care Member or marketing materials and the parties agree to the listing of each other's name, address, telephone number and description of facilities and services in each other's brochures and literature.

16.0      MEMBER COMPLAINTS

    16.1 Physicians Care and the Hospital agree, to the extent permitted by law, fully to advise each other of any Member complaint, grievance or claim known to that party relating to services provided under this Agreement.

    16.2 Physicians Care maintains a grievance process for Members in accordance with applicable state and federal law, and the applicable Subscriber Agreement. Hospital agrees to cooperate with Physicians Care in its resolution of Member complaints and grievances.

17.0     INDEMNIFICATION

    17.1 The Hospital shall indemnify and hold harmless Physicians Care from and against any claims, demands, costs, or expenses (including reasonable attorney's fees) arising from or based on acts or omissions of the Hospital or its agents or employees

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    under this Agreement, provided that the Hospital shall have no liability to
    Physicians Care under this subsection unless the Hospital is promptly notified in writing of all claims asserted and actions instituted against Physicians Care and is given the opportunity to defend the same at its own cost and expense.

    17.2 Physicians Care shall indemnify and hold the Hospital harmless from and against any claims, demands, costs or expenses (including reasonable attorney's fees) arising from or based on acts or omissions of Physicians Care or its agents or employees under this Agreement, provided that Physicians Care shall have no liability to the Hospital under this subsection unless Physicians Care is promptly notified in writing of all claims asserted and actions instituted against the Hospital and is given the opportunity to defend the same at its own cost and expense.

18.0     COUNTERPARTS

    This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together shall constitute the same instrument.

19.0     PROPRIETARY INFORMATION

    Each party to this Agreement shall protect the confidentiality of proprietary business information, Member medical record information, and any other confidential information disclosed to it by any other party under this Agreement, and labeled as such, including but not limited to financial information, fees, and rates contained in this

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    Agreement and Exhibit A, and shall take all reasonable measures to prevent any of its agents, employees, independent contractors, or any other person involved in doing business with or controlled by the party involved from disclosing or transmitting to any person or entity any of such information; provided, however, that nothing herein shall prohibit a party from disclosing or transmitting information to the extent necessary under the terms of this Agreement or as required by law. This provision shall not apply to any information which is now in, or subsequently enters the public domain, provided that a party has not, in violation of this provision, disclosed or caused to be disclosed such information so as to make it public or to enter the public domain.

IN WITNESS WHEREOF, Physicians Care and the HOSPITAL have executed this Agreement by their respective duly authorized officers.

PHYSICIANS CARE FOR CONNECTICUT, INC.       HOSPITAL



BY:______________________________      BY:______________________________



DATE:___________________________       DATE:___________________________


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